U.S. SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                                    FORM S-8


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                          Interspace Enterprises, Inc.

             (Exact name of registrant as specified in its charter)


           Colorado                                      84-1283938
-------------------------------                 --------------------------
(State or other jurisdiction of                 (I.R.S. Employer I.D. No.)
incorporation or organization)

                     John R. Rice, III Consulting Agreement

                              (Full Title of Plan)

               Daniel Murphy, 7825 Faye Avenue, LaJolla, CA 92037

                     (Name and Address of Agent for Service)

                                 (619) 885-3777

          (Telephone number including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                     Proposed       Proposed
                                     Maximum        Maximum
Title of                             Offering      Aggregate     Amount of
Securities          Amount to be     Price Per     Offering    Registration
to be Registered    Registered(1)      Share         Price        Fee(2)
---------------------------------------------------------------------------
Common Stock          700,000          $.21        $150,000       $39.60




(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2)      Based on the value of the consulting services rendered.

PROSPECTUS

                          Interspace Enterprises, Inc.

                                7825 Faye Avenue

                                LaJolla, CA 92037

                        (700,000 SHARES OF COMMON STOCK)

     This Prospectus relates to the offer and sale of Interspace Enterprises, Inc. a Colorado corporation (the "Company") of shares of its $.00001 par value common stock (the "Common Stock) to a consultant of the Company (the "Consultant) pursuant to an agreement entered into between the Company and the Consultant. The Company is registering hereunder and then issuing 700,000 shares of the Common Stock to the Consultant in consideration for services rendered under the consulting agreement.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the Consultant who is not now an affiliate becomes an affiliate of the Company in the future, it would then be subject to Section 16 (b) of the Exchange Act (See General Information -- Restrictions on Resale).

The Common Stock is listed on the OTC pink sheets under the symbol ITET.

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


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Date of this Prospectus is November 20, 2000.

     This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities
Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The
Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Interspace Enterprises, Inc.,7825 Faye Avenue, LaJolla, CA 92037.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington, D. C 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.W. Washington, DC 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

                                                                            Page

PART I .....................................................................   1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS .......................   1

ITEM 1.  PLAN INFORMATION ..................................................   1

GENERAL INFORMATION ........................................................   1

The Company ................................................................   1
Purpose ....................................................................   1
Common Stock ...............................................................   1
The Consultant .............................................................   1
No Restrictions on Transfer ................................................   1
Tax Treatment to the Consultant ............................................   1
Restrictions on Resale .....................................................   2

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION ...............   2

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
             INFORMATION ...................................................   2

Legal Opinion and Experts ..................................................   2
Indemnification of Officers and Directors ..................................   3

PART II ....................................................................   3

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT .........................   3

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE ...........................   3

ITEM 4.  DESCRIPTION OF SECURITIES .........................................   3

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL ............................   3

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS .........................   3

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED ...............................   4

ITEM 8.  EXHIBITS ..........................................................   4

ITEM 9.  UNDERTAKINGS ......................................................   4

SIGNATURES .................................................................   6

EXHIBIT INDEX ..............................................................   7

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan information

GENERAL INFORMATION

The Company

     The Company has its principal offices at 7825 Faye Avenue, LaJolla, CA 92037, (619) 885-3777.

Purposes

     The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultant and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreement is intended to provide a method whereby the Company will be able to use the services of the Consultant in connection with financial advice pertaining to the Company's business affairs as the Company may, from time to time, reasonably request. A copy of the agreement has been filed as an exhibit to this registration Statement.

COMMON STOCK

     The Board has authorized the issuance of 700,000 shares of the Common Stock to the Consultant upon effectiveness of this registration statement.

The Consultant

     The Consultant has agreed to provide its expertise and advice to the Company on a non-exclusive basis for the purpose of promoting the interests of the Company.

No Restrictions on Transfer

     The Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

     The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer.

Restrictions of Resales

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Documents Incorporated By Reference and Additional Information

     The Company hereby incorporates by reference (i) any and all Forms 10-QSB filed under the Securities or Exchange Act subsequent to filing of its Registration Statement on Form 10-SB, as well as all other reports filed under
Section 13 of the Exchange Act, and (ii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus of any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Request should be addressed to the Company at 7825 Faye Avenue, LaJolla, CA 92037.

Legal Opinions and Experts

         Steven L. Siskind, Esq. has rendered an opinion on the validity of the securities being registered. Mr. Siskind is not an "affiliate" of the Company and does not have a substantial interest in the registrant. (See PART II, ITEM 5
- Interests of Named Experts and Counsel)

     The financial statements of Interspace Enterprises, Inc. incorporated by reference in the Company's Registration Statement on Form 10-SB) for the year ended December 31, 1999 have been audited by Siegel & Smith, Certified Public Accountants, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference

     Registrant  hereby  states that (i) all  documents set forth in (a) through
(c) below, are  incorporated by reference in this  registration  statement,  and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a)      Registrant's  latest Annual Report,  if any,  whether filed pursuant to
         Section 13(a) or 15(d) of the Exchange Act;

(b) All other report filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

(c)      The  latest   prospectus  filed  pursuant  to  Rule  424(b)  under  the
         Securities Act.

Item 4.  Description of Securities

     The securities being registered are common stock $.00001 par value.

Item 5.  Interests of Named Experts and Counsel

                           NONE

Item 6.  Indemnification of Directors and Officers

     Article 109 of the Colorado Business Corporation Act empowers a Colorado corporation to indemnify an officer, director, employee, fiduciary and agent made a party to a proceeding if;

(a)      The person conducted himself or herself in good faith; and

(b)      the person reasonably believed:

         (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

         (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

(c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

         Article XIII of the Company's By-laws provides as follows:

Indemnification: The Board of Directors hereby adopts the provision of C.R.S. 7-109-101 through 110 (as it may be amended from time to time) relating to Indemnification and incorporate such provisions by this reference as fully as if set forth herein.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

(a) The following exhibits are filed as part of this S-8 Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.       Title

4.       Not Applicable

5. Opinion of Steven L. Siskind regarding the legality of the securities registered.

10       Consulting Agreement with John R. Rice, III.

15.      Not Required

23.1 Consent of Steven L. Siskind, to the use of his opinion with respect to the legality of the securities being registered hereby contained in
         Item 5, above.

23.2     Consent of Siegel & Smith Certified Public Accountants

27.      Not Required

28.      Not Required

29.      Not Required

Item 9.  Undertakings

     1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in La Jolla, California, on the date set forth below.

Dated: November 20, 2000
                                           Interspace Enterprises, Inc.

                                           By:_________________________________
                                           Daniel Murphy, President/CEO

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated.

Dated: November 20, 2000                   ____________________________________
                                           Daniel Murphy, President

Dated: November 20, 2000                   ____________________________________
                                           Alejandro Trujillo, Director

                         Form S-8 Registration Statement

EXHIBIT INDEX

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number
In Registration
                                                                        Numbered
Statement   Descriptions                                                  Page
---------   ------------                                                --------
5.          Opinion of Counsel ........................................... 10

10.         Consulting Agreement with John R. Rice, III .................. 11

23.1        Consent of Steven L. Siskind ................................. 10
               (included in Opinion of Counsel - Exhibit 5)

23.2        Consent of Siegel & Smith, Certified Public Accountants ...... 17

                                    EXHIBIT 5

                                November 21, 2000

Interspace Enterprises, Inc.
7825 Faye Avenue
LaJolla, CA 92037

Gentlemen:

     I have reviewed a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission, relating to 700,000 shares of common stock, $.0001 par value per share (the "Shares") of Interspace Enterprises, Inc. (the "Company"), which Shares have been issued pursuant to the Company's consulting agreement and plan filed as exhibits to the Registration Statement (collectively, the "Agreement").

     I have examined the Certificate of Incorporation and By-laws of the Company and all amendments thereto, the Registration Statement and originals, or copies, certified to my satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, documents and such other documents and instruments as in my judgment are necessary or appropriate to enable us to render the opinions expressed below.

     In examination of the foregoing documents, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance under the Agreement and the Shares, when issued against payment therefor, in accordance with the terms of the Agreement, will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                         Very truly yours,

                                                         /s/  Steven L. Siskind
                                                         ----------------------
                                                              Steven L. Siskind
SLS:eg

                                John R. Rice III

                              Corporate Consultant

                               515 Madison Avenue

                            New York, New York 10022

January 2, 2000


Mr. Daniel Murphy
President & CEO

Interspace Enterprises, Inc.
7825 Fay Avenue Suite 200
La Jolla, CA 92037

                           Re: Management Consulting Agreement

Mr. Mr. Murphy:

         Formalizing our earlier discussions this is to acknowledge and confirm the terms of our Management Consulting Agreement ("Consulting Agreement") as follows:

1. Appointment of John R. Rice III. Interspace Enterprises, Inc. (the "Company") hereby engages John R. Rice III ("Consultant") and Consultant hereby agrees to render services to the Company as a general management consultant, strategic planner and corporate advisor.

2. Duties. During the term of this Agreement Consultant shall provide advice to, undertake for and consult with the Company concerning capital structure, management, product expansion and business development and domestic strategic planning in connection with the operation of the business of the Company, and shall review and advise the Company regarding its overall progress, needs and condition.

3. Term. The term of this Consulting Agreement shall be for a one (1) year period commencing on the date hereof.

4. Compensation. At the completion of the term, Consultant shall be receive for his services Eighty Thousand (80,000) shares of Common Stock, of the Company registered and freely tradable under a Form S-8 filing with the Securities Exchange Commission.

5. Purchase of Shares. The shares shall be issued solely in exchange for the contemplated services rendered and any appropriate investment restrictions shall be noted against the shares upon issuance.

6. Expenses. Consultant shall be entitled to reimbursement by the Company of such reasonable out-of-pocket expenses as Consultant may incur in performing services under this Consulting Agreement. Any significant expenses shall be approved in advance with the Company.

7. Registration. The Company agrees to provide Consultant with copies of the Form S-8 registration at the Company's cost and expense.

8. Confidentiality. Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Consultant in the course of its performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of pendency of patent applications). Any management advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed publicly in any manner without the prior written approval of Consultant.

9. Indemnification. The Company agrees to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not Consultant is a part to such dispute. This indemnity shall not apply, however, and Consultant shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities attributable to the negligence or willful misconduct of Consultant in the performance of his services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder. The provisions of this paragraph 8 shall survive the termination and expiration of this Consulting Agreement.

10. Independent Contractor. Consultant and the Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold himself out as, nor shall it take any action from which others might infer, that it is a partner of, agent of, a joint venturer of, a principal of, or an affiliate of the Company.

11. Miscellaneous. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the State of New York. In the event of any dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees

         Please   confirm   that  the   foregoing   correctly   sets  forth  our
understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.

Sincerely,

/s/ John R. Rice III
--------------------
    John R. Rice III
    Consultant

ACCEPTED AND AGREED TO as of the 2 day of January, 2000.

Interspace Enterprises, Inc.


By: /s/ Daniel Murphy
    ----------------------------
        Daniel Murphy, President

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                          SEIGEL, SMITH & GARBER, LLP

CERTIFIED PUBLIC ACCOUNTANTS                     400 S. SIERRA AVENUE, SUITE 100
FINANCIAL ADIVORS                                 SOLANA BEACH, CALIFORNIA 92075
MEMBER AMERICAN INSTITUTE OF                                    TEL 858.792.8606
CERTIFIED PUBLIC ACCOUNTANTS                                    FAX 858.792.8608


We consent to this Registration Statement of Interspace Enterprises, Inc. on Form S-8 for our report relating to the financial statements of Interspace Enterprises, Inc. dated December 31, 1999.



/s/ Siegel, Smith & Garber
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    Siegel, Smith & Garber, LLP
    formerly Seigel * Smith